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Exhibit 5.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

September 30, 2003

Packaging Corporation of America
1900 West Field Court
Lake Forest, Illinois 60045

    Re:
    Registration Statement on Form S-4

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Packaging Corporation of America, a Delaware corporation (the "Registrant").

        This opinion letter is being delivered in connection with the proposed registration by the Registrant of $150,000,000 in aggregate principal amount of the Registrant's 4 3/8% Senior Notes due 2008 (the "New 4 3/8% Notes") and $400,000,000 in aggregate principal amount of the Registrant's 5 3/4% Senior Notes due 2013 (the "New 5 3/4% Notes" and, together with the New 4 3/8% Notes, the "Exchange Notes"), pursuant to a Registration Statement on Form S-4, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        The Exchange Notes are to be issued pursuant to the Indenture dated as of July 21, 2003, as amended and supplemented by a first supplemental indenture, among the Registrant and U.S. Bank National Association, as trustee (as supplemented, the "Indenture"). The New 4 3/8% Notes are to be issued in exchange for and in replacement of the Registrant's outstanding 4 3/8% Senior Notes due 2008, of which $150,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement (the "Old 4 3/8% Notes"), and the New 5 3/4% Notes are to be issued in exchange for and in replacement of the Registrant's outstanding 5 3/4% Senior Notes due 2013, of which $400,000,000 in aggregate principal amount is subject to the exchange offer pursuant to the Registration Statement (the "Old 5 3/4% Notes, and together with the Old 4 3/8% Notes, the "Old Notes").

        In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Registrant with respect to the issuance of the Exchange Notes, (ii) the Indenture, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated as of July 21, 2003, by and among the Registrant and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., relating to the Old Notes.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporate Law of the State of Delaware and the federal laws of the United States of America.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes, the Exchange Notes will be binding obligations of the Registrant.

        We hereby consent to the filing of this opinion with the commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

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  Exhibit 5.1